EXHIBIT 4.4

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment No. 1 to the Securities Purchase Agreement (the "Amendment"), effective as of November 28, 2007, is entered into by and among Asian Financial, Inc., a Wyoming corporation (the "Company") and the investors identified on the signature pages hereto.

WHEREAS, the parties to this Amendment have previously entered into certain Securities Purchase Agreement dated as of October 24, 2006 (the "Original Agreement");

WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Agreement;

WHEREAS, pursuant to Section 6.4 of the Original Agreement, the Original agreement may be amended only in writing signed by the Company and Investors holding a majority of the Shares;

WHEREAS, each of the Investors signatory hereto holds in the aggregate the number of Shares set forth on their respective signature pages hereto and collectively, the Investors signatory hereto hold an aggregate of _______Shares, representing in excess of a majority of the Shares.

NOW, THEREFORE, the parties hereby agree as follow:

Definition:

"Registration Rights Agreement" means the Registration Rights Agreement dated as of October 24, 2006, made and entered into, by and among the Company and the investors signatory thereto.

Amendments to the Original Agreement:

The definition of "Make Good Escrow Agreement" contained in Section 1.1 is amended to add the following at the end:

", as may be amended from time to time pursuant to Section 6.4 of this Agreement"

Section 4.10 is amended to add the following between Section 4.10(b) and 4.10(c):

"Notwithstanding the foregoing or anything else to the contrary herein, for purposes of determining whether or not the applicable performance benchmark set forth in subsection (b), including the 2007 EPS, the 2007 ATNI, the 2008 EPS and the 2008 ATNI, have been met, the following items shall not be deemed to be an expense, charge, or any other deduction from revenues even through GAAP may require contrary treatment or the Annual Report or Form 10-KSB (or Form 10-K, as the case may be) for the respective fiscal years filed with the Commission by the Company may report otherwise:

the release of any of the 2007 Make Good Shares and/or 2008 Make Good Shares to Wenhua Guo as a result of the operation of this Section 4.10;

any penalty the Company has accrued or may accrue in the future for:

the occurrence of any Event (as defined in the Registration Rights Agreement) under Section 2(e) of the Registration Rights agreement; or

failing to comply with the terms of Section 4.11 of the Agreement with respect to related party transaction

Agreement. Except as specifically amended by this Amendment the Original Agreement shall remain in full force and effect, unaffected by this Amendment except that the Original Agreement shall incorporate this Agreement as if originally a part thereof. The Original Agreement shall refer to the Original Agreement, as amended by this Amendment.

Entire Agreement. This Amendment contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreement, understanding, discussions and representations, oral and written with respect to such matters which the parties acknowledge have been merged into this Agreement.

Counterparts. This Amendment may be executed in two or more counterparts via facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same in instrument.

Headings. The headings contained in this Amendment are for convenience for reference only and shall not affect the construction of this Amendment.

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Barry M. Kitt	INVESTORS Pinnacle China Fund, L.P.
Manager Kitt China Management, L.L.C.
the Manager of Pinnacle China Management, L.L.C.	By:	/s/ Barry M. Kitt
the General Partner of Pinnacle China Advisors, L.P..	Name: Barry M. Kitt
the General Partner of Pinnacle China Fund, L.P.	Title: See stamp
Total number of Shares owned: 1,300,002

Renaissance US Growth Investment Trust PLC

Total number of Shares owned: 390,625

US Special Opportunities Trust PLC

Total number of Shares owned: 390,625

Renaissance Capital Growth & Income Fund III, Inc.

Total number of Shares owned: 130,208

Premier RENN US Emerging Growth Fund Limited

Total number of Shares owned: 130,208

By:	/s/ Russell Cleveland
Name: Russell Cleveland
Title: Director

INVESTORS Sandor Capital Master Fund, L.P.
By:	/s/ John S. Lemak
Name: John S. Lemak Title: Manager Total number of Shares owned: 125,000

INVESTORS Westpark Capital, L.P.
By:	/s/ Patrick J. Brosnahan
Name: Patrick J. Brosnahan Title: General Partner Total number of Shares owned: 260,417

INVESTORS MidSouth Investor Fund LP
By:	/s/ Lyman O. Heidtke
Name: Lyman O. Heidtke Title: General Partner Total number of Shares owned: 130,001

INVESTORS Lighthouse Consulting Limited
By:	/s/ Bai Ye Feng
Name: Bai Ye Feng Title: Director Total number of Shares owned: 349, 205